Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative

Wells Real Estate Fund II-OW Fact Sheet            II-OW

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
880 Holcomb Bridge Road	SOLD	1%
Boeing at the Atrium	100%	3%
Brookwood Grill	SOLD	3%
Cherokee Commons	SOLD	3%
Heritage Place – Office	57%	3%
Heritage Place – Retail	SOLD	3%
Louis Rose Place	0%	5%
WEIGHTED AVERAGE	52%

FUND FEATURES

OFFERING DATES	November 1987 – September 1988

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%

A/B RATIO AT CLOSE OF OFFERING	79% to 21%

AMOUNT RAISED	$1,922,000

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund II-OW has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold three assets and a portion of Heritage Place. Our focus on the remaining assets involves leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

The sale of the 880 Holcomb Bridge Road and Brookwood Grill properties on July 1, 2004, was a highlight for the Fund, which held approximate interests of 1% and 3% in the two properties, respectively. The sale capitalized on the current strong investor demand for retail shopping centers in the market.

With a number of properties sold, the General Partners are currently reserving operating cash and net sale proceeds to fund the re-leasing costs anticipated for the Louis Rose Place and Heritage Place properties. Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose Place is fully re-leased. As we move into 2005 and the outcome of the re-leasing efforts are known, the General Partners will evaluate if distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $1.3 million since inception, which equates to approximately 84% of the $1.5 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $248.68 per unit in allocated tax losses through December 31, 2003, plus operating distributions of $1.32 per unit. No operating distributions have been made to the General Partners, in line with the partnership agreement.

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and approximately $54,000 in net sale proceeds has been allocated to Fund II-OW. The General Partners are reviewing costs anticipated to re-lease Louis Rose Place and Heritage Place to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund II-OW Fact Sheet            II-OW

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	—	—
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.25%	6.95%	7.11%
1999	5.98%	5.52%	6.50%	7.00%	6.25%
1998	5.67%	5.97%	5.71%	4.98%	5.58%
1997	Reserved	Reserved	4.87%	4.78%	2.41%
1996	7.36%	6.73%	2.25%	2.24%	4.64%
1995	6.37%	7.03%	7.30%	7.09%	6.95%
1994	4.04%	5.26%	6.52%	6.60%	5.61%
1993	8.00%	8.00%	8.00%	6.03%	7.51%
1992	7.26%	7.43%	9.35%	7.96%	8.00%
1991	7.52%	8.12%	8.12%	7.52%	7.82%
1990	6.32%	7.56%	8.16%	9.04%	7.77%
1989	6.98%	7.92%	6.55%	7.60%	7.26%
1988	0.65%	1.98%	4.48%	7.49%	3.65%
1987	N/A	N/A	N/A	0.00%	0.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
—	0.00%	0.00%	0.00%	0.00%	0.00%

•	The Brookwood Grill property was sold on July 1, 2004, and approximately $78,000 in net sale proceeds has been allocated to Fund II-OW. The General Partners are reviewing costs anticipated to re-lease Louis Rose Place and Heritage Place to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The Cherokee Commons property was sold in 2001 and approximately $240,000 of the net sale proceeds was allocated to the Fund. A portion of the proceeds (approximately $64,000) was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. The remaining net sale proceeds of approximately $176,000 have been reserved in case they are needed for the re-leasing costs for the Louis Rose property, which is currently vacant.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and approximately $82,000 of the net sale proceeds was allocated to the Fund. These proceeds have been reserved to fund the re-leasing costs for the Louis Rose Place property. The remaining office component at Heritage Place is currently 57% leased, and our leasing efforts continue.

•	The Louis Rose Place property is currently vacant. We are aggressively working on re-leasing the building.

For further information, please refer to Fund II-OW’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds